                                                                Exhibit 99(h)(2)

                          MATTHEWS INTERNATIONAL FUNDS

                         SHAREHOLDER SERVICES AGREEMENT


THIS SHAREHOLDER SERVICES AGREEMENT (this "Agreement") is made as of the 17th day of April, 1998 by and between MATTHEWS INTERNATIONAL FUNDS, a business trust organized under the laws of the State of Delaware (the "Trust"), and MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT LLC (the "Adviser").

                                   WITNESSETH

WHEREAS, the Trust is registered as open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust, on behalf of certain series of the Trust listed on EXHIBIT A hereto, as the same may be amended from time to time (each, a "Fund"), wishes to retain the Adviser to coordinate the provision of services to shareholders of the Funds, either by the Adviser directly or by broker-dealers, retirement plan administrators, and other shareholder service providers ("Service Providers"), which may include affiliates of the Adviser, and the Adviser is willing to furnish those services and to arrange for the provision of those services, subject to the oversight of the Trust's Board of Trustees.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT. The Trust, on behalf of the Funds, hereby appoints the Adviser to provide the shareholder services specified in Section 2 to all shareholders of the Funds, some of whom may be client of the Service Providers. The Adviser accepts the appointment and agrees to furnish through its own organization, or through the Service Providers, as the case may be, those shareholder services in return for compensation as provided in Section 6 of this Agreement. The Adviser agrees that the shareholder services required to be furnished hereunder shall be furnished in compliance with all relevant provisions of state and federal law, and in compliance with all applicable rules and regulations of all relevant regulatory agencies, including, without limitation, the 1940 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the applicable rules and regulations promulgated thereunder, and the conduct Rules of the National Association of Securities Dealers, Inc.

2. SERVICES AND RESPONSIBILITIES ON A CONTINUING BASIS. The Adviser will arrange for the provision of the following shareholder services on a regular basis which shall be daily, weekly, or as otherwise appropriate, unless otherwise specified by this Trust:

                           (a)      responding to shareholder inquiries;

                           (b) processing purchases and redemptions of shares of the funds, including reinvestment of dividends;

                           (c) assisting shareholders in changing dividend options, account designations and addresses;

                           (d) transmitting proxy statements, annual reports, prospectuses, and other correspondence from the Funds to shareholders (including, upon request, copies, but not originals, of regular correspondence, confirmations, or regular statements of account) where such shareholders hold shares of the Funds registered in the name of the Adviser, a Service Provider, or their nominees; and

                           (e) providing such other information and assistance to shareholder as may be reasonably requested by such shareholders.

The Adviser and the Service Providers are under no obligation to, and shall not, provide pursuant to this Agreement any services with respect to the sale or distribution of shares of the Funds.

3. STANDARD OF CARE. The Adviser and the Service Providers shall be under no duty to take any action on behalf of the Funds except as specifically set forth herein or as may be specifically agreed to by the Adviser or the Service Providers with the Trust in writing. In the performance of the duties hereunder, the Adviser and the Service Providers shall be obligated to exercise due care and diligence and to act in good faith and to use their best efforts. Agreements with Service Providers shall provide for at least the same standard of care, indemnification coverage, confidentiality, requirements for use of information about the Funds, and other material requirements to which the Adviser is subject under this Agreement. Without limiting the generally of the foregoing or of any other provision of this Agreement, neither the Adviser nor any Service Provider shall be liable for delays or errors or losses of data that result from acts or war or terrorism, national emergencies or catastrophes directly affecting the Adviser or Service Provider, but such relief from liability shall not extend to delays, errors, or losses of data that result from power failures or other contingencies that typically are addressed by contingency or emergency plans meeting industry standards.

4. CONFIDENTIALITY. The Adviser agrees, on behalf of itself and its employees, to treat confidentially all records and other information about the Funds and the Trust and all prior, present, or potential shareholders of the Funds. This confidential information may be disclosed only after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld, nor may it be withheld where the Adviser or a Service Provider may be exposed to civil or criminal attorney proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5. INDEPENDENT CONTRACTOR. The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and the Adviser and the Service Providers shall, unless otherwise expressly provided and authorized to do so, have no authority under this Agreement to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the funds, except to the limited extent expressly provided in this Agreement. It is expressly understood and agreed that the services to be rendered by the Adviser under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this agreement shall not be impaired materially thereby.

6. COMPENSATION. As compensation for the services rendered by, and responsibilities assumed by, the Adviser during the term of this Agreement, each Fund will pay to the Adviser a service fee not to exceed the per annum percentage of the average daily net asset value of such Fund's shares set forth on EXHIBIT A. The Adviser will collect such fee applicable to clients of the Service Providers that furnish the shareholder services specified in Section 2 above for the separate account of each Service Provider. The service fee shall be accrued daily by the Funds and paid to the Adviser on a monthly basis.

7. INDEMNIFICATION.

   (a) The Funds agree to indemnify and hold harmless the Adviser and its officers and directors from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Adviser takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Funds or (ii) upon oral or written instructions from an officer of the Funds, provided that the Adviser shall not be indemnified against any liability to the Funds or to the Fund's shareholders (or any expenses incident to such liability arising out of the Adviser's or any Service Provider's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

   (b) The Adviser agrees to indemnify and hold harmless the Funds, the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Adviser or any Service Provider takes or does or omits to take or do which is in violation of this Agreement, not in accordance with written instructions given by an officer of the Trust, in violation of written procedures then in effect, or arising out of the Adviser's or the Service Provider's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations under this Agreement.

   (c) The Adviser shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Adviser agrees to release, indemnify and hold harmless the Trust and the Funds from any all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by the Adviser or any Service Provider, its officers, employees or agents regarding the redemption, transfer or registration of the Funds' shares for accounts of shareholders or the Service Provider, its clients and other shareholders. Principals of the Adviser will be available to consult from time to time with officers of the Trust and the Trustees concerning performance of the services contemplated by Section 2 of this Agreement.

8. FUNDS INFORMATION. No person is authorized to make any representations concerning the Funds, or shares of the Funds or shareholder services that are inconsistent with the terms of this Agreement. Neither the Adviser nor any Service Provider, nor any of their respective agents will use or distribute, or authorize the use or distribution of, any statements other than those contained in the Funds' current Prospectuses or Statements of Additional Information or in such current supplemental literature as may be authorized by the Funds.

9. DURATION AND TERMINATION. This Agreement shall continue until termination by the Trust or the Adviser on 60 days' prior written notice to the other. The Adviser's Indemnification obligations under Section 7(b) shall survive the termination of this Agreement. All notices and other communications hereunder shall be writing.

10. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

11. MISCELLANEOUS.

                  (a) This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

                  (b) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

                  (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  (e) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

                  (f) This Agreement may not be assigned without the prior mutual written consent of all parties.



                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                          MATTHEWS INTERNATIONAL FUNDS

                                    By: /s/ G. Paul Matthews
                                       ---------------------
                                    G. Paul Matthews
                                    President, Matthews International Funds



                                    MATTHEWS INTERNATIONAL
                                    CAPITAL MANAGEMENT, LLC




                                    By: /s/ Mark W. Headley
                                       --------------------
                                    Mark W. Headley
                                    Managing Director

                          MATTHEWS INTERNATIONAL FUNDS
                                    EXHIBIT A
                              FUNDS COVERED BY THE
                         SHAREHOLDER SERVICES AGREEMENT
                          (as amended _________, 1999)



Name of Fund                                        Annual Service Fee
------------                                        ------------------
                                                           Rate
                                                           ----
                                                     (Not to Exceed)

Matthews Pacific Tiger Fund                               0.25%
(as adopted April 17, 1998)

Matthews Asian Convertible Securities Fund                0.25%
(as adopted April 17, 1998)

Matthews Korea Fund                                       0.25%
(as adopted April 17, 1998)

Matthews Dragon Century China Fund                        0.25%
(as adopted April 17, 1998)

Matthews Japan Fund                                       0.25%
(as adopted October 9, 1998)

Matthews International Growth Fund
(as adopted April 16, 1999)                               0.25%

MATTHEWS ASIAN TECHNOLOGY FUND (CLASS I)
[(as adopted October 15, 1999)]                           0.25%



Dated as of  October 15, 1999




MATTHEWS INTERNATIONAL FUNDS                          MATTHEWS INTERNATIONAL
                                                      CAPITAL MANAGEMENT LLC


By: /s/ G. Paul Matthews                              By: /s/ G. Paul Matthews
   ---------------------                                 ---------------------
President                                             President